Exhibit 99.1
John D. Oil and Gas Company Signs Forbearance Agreement
Cleveland, Ohio — June 25, 2010 — John D. Oil and Gas Company (OTCBB: JDOG.OB) announces that it, along with Richard M. Osborne (the Company’s chairman of the board and chief executive officer), the Richard M. Osborne Trust, Great Plains Exploration, LLC and Oz Gas Ltd. (companies owned by Mr. Osborne), has entered into a Forbearance Agreement with RBS Citizens, N.A. dba Charter One pursuant to which Charter One will forbear from enforcing its rights and remedies under the Company’s fully-drawn $9.5 million line of credit as well as the other parties’ loan agreements until July 1, 2011, subject to no further events of default including the payments due under the Forbearance Agreement. Pursuant to the Forbearance Agreement and during the forbearance period, the parties must pay Charter One $400,000 per month, including a $40,000 per month forbearance fee, until all amounts under the loan agreements have been paid in full.
“Completing the forbearance agreement is an important step in the continuing process of working with Charter One to reach a satisfactory solution as it relates to our $9.5 million line of credit,” stated Gregory J. Osborne, the Company’s President and Chief Operating Officer. “We intend to use this time during the forbearance period to seek financing that will support our long-term strategic plans.”
Discussions with Charter One are ongoing and there is no certainty that these discussions will result in satisfactory terms of a revised loan agreement or a revised loan agreement at all. If Charter One demands repayment of the outstanding amounts payable at the end of the forbearance period, the Company does not have the available cash to repay the line of credit and will need financing from other sources to repay Charter One.
About John D. Oil and Gas Company
The Company entered into the business of extracting and producing oil and natural gas products in Northeast Ohio in 2006. The Company currently also retains one self-storage facility located in Painesville, Ohio.
Forward-Looking Statement
Certain matters discussed in this press release may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Many of these risks and uncertainties relate to factors that are beyond the Company’s ability to control or estimate precisely, including but not limited to risks related to the Company’s ability to meet the payment and other requirements of the Forbearance Agreement, the Company’s ability to repay its indebtedness following the forbearance period, and the Company’s ability to refinance its indebtedness to provide sufficient liquidity to fund its business plan. In addition, the Company cannot guarantee success under its business plan as drilling wells for oil and gas is a high-risk enterprise and there is no guarantee the Company will become profitable. These and other risk factors are detailed from time to time in the Company’s SEC reports and filings, including its annual report on Form 10-K, quarterly reports on Form 10-Q and periodic reports on Form 8-K. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.